Exhibit 99.1
Calumet Specialty Products Partners, L.P. Reports First Quarter 2009 Earnings
Significant Items to Report:
•	Net income of $75.6 million for the first quarter of 2009, compared to a net loss of $3.4 million in the first quarter of 2008

•	Adjusted EBITDA of $50.1 million for the first quarter of 2009, an increase of $35.2 million over the first quarter of 2008

•	Distributable cash flow of $38.9 million for the first quarter of 2009, an increase of $25.7 million over first quarter of 2008

•	Declared a quarterly cash distribution of $0.45 per unit on all outstanding units.

•	Increased Shreveport refinery average throughput by approximately 11,500 bpd to approximately 45,500 bpd, a 34% increase over the fourth quarter of 2008
INDIANAPOLIS—(PR NEWSWIRE)— May 6, 2009— Calumet Specialty Products Partners, L.P. (NASDAQ: CLMT) (the “Partnership” or “Calumet”) reported net income for the quarter ended March 31, 2009 of $75.6 million, an increase of $79.0 million over the first quarter of 2008, due primarily to an increase of $44.1 million in gross profit and increased derivative gains of $30.6 million. The increase in gross profit was primarily due to the significant decline in crude oil prices leading up to and sustained during the first quarter of 2009 as compared to the rapidly rising crude oil price environment in the first quarter of 2008. The increased derivative gains of $30.6 million, are comprised of changes in both non-cash gains of $36.2 million and cash losses of $5.6 million. The increase in non-cash derivative gains is primarily related to our fuel products segment and such gains either may not be realized or may be realized in different amounts upon settlement. These non-cash derivative gains are not included in our Adjusted EBITDA of $50.1 million for the first quarter of 2009.
Earnings before interest expense, taxes, depreciation and amortization (“EBITDA”) and Adjusted EBITDA (as defined by the Partnership’s credit agreements) were $99.7 million and $50.1 million, respectively, for the quarter ended March 31, 2009 as compared to $12.2 million and $14.9 million, respectively, for the first quarter of 2008. Distributable Cash Flow for the quarter ended March 31, 2009 was $38.9 million as compared to $13.2 million for first quarter of 2008. (See the section of this release titled “Non-GAAP Financial Measures” and the attached tables for discussion of EBITDA, Adjusted EBITDA, Distributable Cash Flow and other non-generally accepted accounting principles (“non-GAAP”) financial measures, definitions of such measures and reconciliations of such measures to the comparable GAAP measures.)
Gross profit by segment for the first quarter of 2009 for specialty products and fuel products was $59.9 million and $19.1 million, respectively, compared to $22.3 million and $12.5 million, respectively, for the first quarter of 2008. As mentioned above, the increase in specialty products segment gross profit quarter over quarter was primarily due to the significant decline in crude oil prices, our primary raw material, during the first quarter of 2009. Partially offsetting the impact of lower crude oil prices was lower sales volumes in lubricating oils, solvents and waxes due to economic conditions impacting customer demand. The increase in our fuel products segment gross profit was due primarily to increased sales volume resulting from higher throughput rates at the Shreveport refinery and increased gains on derivatives offset by lower overall crack spreads in the first quarter of 2009 compared to the first quarter of 2008.
“Our proactive approach to managing our business in the current economic environment helped us to achieve good performance in the first quarter despite weaker demand for specialty products. We are attempting to offset the impacts of this weaker demand by broadening our marketing efforts and focusing on specialty product development. We continue to focus on efficient plant operations to meet current demand levels and controlling operating costs. We also plan to continue to increase throughput rates at our Shreveport refinery to more fully utilize its expanded capacity as market conditions dictate. We believe these efforts will help us to enhance our liquidity during this continued period of economic uncertainty,” said Bill Grube, Calumet’s CEO and President.

Quarterly Distribution
As announced on April 16, 2009, the Partnership declared a quarterly cash distribution of $0.45 per unit for the quarter ended March 31, 2009 on all outstanding units. The distribution will be paid on May 15, 2009 to unitholders of record as of the close of business on May 5, 2009.
Operations Summary
     The following table sets forth unaudited information about our combined operations. Production volume differs from sales volume due to changes in inventory.

	Three Months Ended
	March 31,
	2009	2008
Sales volume (bpd):
Specialty products sales volume	24,589	32,088
Fuel products sales volume	29,833	27,319

Total (1)	54,422	59,407

Total feedstock runs (bpd) (2)	63,219	55,998

Production (bpd):
Specialty products:
Lubricating oils	11,650	13,120
Solvents	8,267	8,882
Waxes	1,101	2,054
Fuels	666	1,487
Asphalt and other by-products	7,735	6,758

Total	29,419	32,301

Fuel products:
Gasoline	11,078	9,212
Diesel	12,750	8,367
Jet fuel	7,346	5,898
By-products	275	203

Total	31,449	23,680

Total production (3)	60,868	55,981

(1)	Total sales volume includes sales from the production of our facilities and sales of inventories.

(2)	Total feedstock runs represents the barrels per day of crude oil and other feedstocks processed at our facilities. The increase in feedstock runs for the three months ended March 31, 2009 is primarily due to the completion of the Shreveport expansion project in May 2008. This increase was offset by decreases in specialty products feedstock run rates in the first quarter of 2009 at our other facilities due to lower overall demand for certain specialty products.

(3)	Total facility production represents the barrels per day of specialty products and fuel products yielded from processing crude oil and other feedstocks at our facilities and certain third-party facilities pursuant to supply and/or processing agreements. The difference between total production and total feedstock runs is primarily a result of the time lag between the input of feedstock and production of finished products and volume loss.
Credit Agreement Covenant Compliance
Compliance with the financial covenants pursuant to our credit agreements is measured quarterly based upon performance over the most recent four fiscal quarters, and as of March 31, 2009, we continued to be in compliance with all financial covenants under our credit agreements and achieved improvement in our financial covenant performance metrics compared to the fourth quarter of 2008.
While assurances cannot be made regarding our future compliance with these covenants and being cognizant of the general uncertain economic environment, we believe that we will continue to maintain compliance with such financial covenants and improve our liquidity.

Revolving Credit Facility Capacity
On March 31, 2009, we had availability on our revolving credit facility of $69.2 million, based on a $182.3 million borrowing base, $20.1 million in outstanding standby letters of credit, and outstanding borrowings of $93.0 million. We believe that we have sufficient cash flow from operations and borrowing capacity to meet our financial commitments, debt service obligations, contingencies and anticipated capital expenditures. However, we are subject to business and operational risks that could materially adversely affect our cash flows. A material decrease in our cash flow from operations or a significant, sustained decline in crude oil prices would likely produce a corollary material adverse effect on our borrowing capacity under our revolving credit facility and potentially our ability to comply with the covenants under our credit facilities. Further substantial declines in crude oil prices, if sustained, may materially diminish our borrowing base, which is based in part on the value of our crude oil inventory, which could result in a material reduction in our borrowing capacity under our revolving credit facility.
About the Partnership
The Partnership is a leading independent producer of high-quality, specialty hydrocarbon products in North America. The Partnership processes crude oil and other feedstocks into customized lubricating oils, white oils, solvents, petrolatums, waxes and other specialty products used in consumer, industrial and automotive products.
The Partnership also produces fuel products including gasoline, diesel and jet fuel. The Partnership is based in Indianapolis, Indiana and has five facilities located in northwest Louisiana, western Pennsylvania and southeastern Texas.
A conference call is scheduled for 1:00 p.m. ET (12:00 p.m. CT) on Wednesday, May 6, 2009, to discuss the financial and operational results for the first quarter of 2009. Anyone interested in listening to the presentation may call 800-901-5226 and enter passcode 12962556. For international callers, the dial-in number is 617-786-4513 and the passcode is 12962556.
The telephonic replay of the conference call is available in the United States by calling 888-286-8010 and entering passcode 13891244. International callers can access the replay by calling 617-801-6888 and entering passcode 13891244. The replay will be available beginning Wednesday, May 6, 2009, at approximately 4:00 p.m. until Wednesday, May 20, 2009.
The information contained in this press release is available on the Partnership’s website at http://www.calumetspecialty.com.
Cautionary Statement Regarding Forward-Looking Statements
Some of the information in this release may contain forward-looking statements. These statements can be identified by the use of forward-looking terminology including “may,” “believe,” “expect,” “anticipate,” “estimate,” “continue,” or other similar words. These statements discuss future expectations, contain projections of results of operations or of financial condition, or state other “forward-looking” information. These forward-looking statements involve risks and uncertainties that are difficult to predict and may be beyond our control. These risks and uncertainties include, but are not limited to the overall demand for specialty hydrocarbon products, fuels and other refined products; our ability to produce specialty products and fuels that meet our customers’ unique and precise specifications; the impact of crude oil and crack spread price fluctuations and rapid increases or decreases including the impact on our liquidity; the results of our hedging and other risk management activities; our ability to comply with the financial covenants contained in our credit agreements; the availability of, and our ability to consummate, acquisition or combination opportunities; labor relations; our access to capital to fund expansions, acquisitions and our working capital needs and our ability to obtain debt or equity financing on satisfactory terms; successful integration and future performance of acquired assets or businesses; environmental liabilities or events that are not covered by an indemnity, insurance or existing reserves; maintenance of our credit ratings and ability to receive open credit from our suppliers and hedging counterparties; demand for various grades of crude oil and resulting changes in pricing conditions; fluctuations in refinery capacity; the effects of competition; continued creditworthiness of, and performance by, counterparties; the impact of current and future laws, rulings and governmental regulations; shortages or cost increases of power supplies, natural gas, materials or labor; hurricane and other weather interference with business operations; fluctuations in the debt and equity markets; accidents or other unscheduled shutdowns; and general economic, market or business conditions. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements included in this release as well as the Partnership’s most recent Form 10-K filed with the Securities and Exchange Commission, which could cause the Partnership’s actual results to differ materially from those contained in any forward-looking statement. The statements regarding (i) increased Shreveport throughput rates, (ii) future compliance with our debt covenants, and (iii) improvements in liquidity as well as other matters discussed in this news release that are not purely historical data, are forward-looking statements.
Non-GAAP Financial Measures

We include in this release the non-GAAP financial measures of EBITDA, Adjusted EBITDA and Distributable Cash Flow, and provide reconciliations of net income to EBITDA, Adjusted EBITDA and Distributable Cash Flow and (in the case of EBITDA and Adjusted EBITDA) to net cash provided by operating activities, our most directly comparable financial performance and liquidity measures calculated and presented in accordance with GAAP.
EBITDA and Adjusted EBITDA are used as supplemental financial measures by our management and by external users of our financial statements such as investors, commercial banks, research analysts and others to assess:
•	the financial performance of our assets without regard to financing methods, capital structure or historical cost basis;

•	the ability of our assets to generate cash sufficient to pay interest costs and support our indebtedness;

•	our operating performance and return on capital as compared to those of other companies in our industry, without regard to financing or capital structure; and

•	the viability of acquisitions and capital expenditure projects and the overall rates of return on alternative investment opportunities.
We define EBITDA as net income plus interest expense (including debt extinguishment costs), taxes and depreciation and amortization. We define Adjusted EBITDA to be Consolidated EBITDA as defined in our credit facility agreements. Consistent with that definition, Adjusted EBITDA, for any period, equals: (1) net income plus (2)(a) interest expense; (b) taxes; (c) depreciation and amortization; (d) unrealized losses from mark to market accounting for derivative activities; (e) unrealized items decreasing net income (including the non-cash impact of restructuring; decommissioning and asset impairments in the periods presented); (f) other non-recurring expenses reducing net income which do not represent a cash item for such period; and (g) all non-recurring restructuring charges associated with the Penreco acquisition minus (3)(a) tax credits; (b) unrealized items increasing net income (including the non-cash impact of restructuring, decommissioning and asset impairments in the periods presented); (c) unrealized gains from mark to market accounting for derivative activities; and (d) other non-cash recurring expenses and unrealized items that reduced net income for a prior period, but represent a cash item in the current period. We are required to report Adjusted EBITDA to our lenders under our credit facilities and it is used to determine our compliance with the consolidated leverage and interest coverage tests thereunder.
We believe that Distributable Cash Flow provides additional information for investors to evaluate the Partnership’s ability to declare and pay distributions to unitholders.
We define Distributable Cash Flow as Adjusted EBITDA less replacement capital expenditures, cash interest paid (excluding capitalized interest) and income tax expense.

CALUMET SPECIALTY PRODUCTS PARTNERS, L.P.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per unit data)

	For the Three Months Ended
	March 31,
	2009	2008
Sales	$414,264	$594,723
Cost of sales	335,293	559,889

Gross profit	78,971	34,834
Operating costs and expenses:
Selling, general and administrative	9,322	8,252
Transportation	15,155	23,860
Taxes other than income taxes	1,125	1,054
Other	418	224

Operating income	52,951	1,444

Other income (expense):
Interest expense	(8,644)	(5,166)
Debt extinguishment costs	—	(526)
Realized loss on derivative instruments	(8,470)	(2,877)
Unrealized gain on derivative instruments	39,739	3,570
Other	144	171

Total other income (expense)	22,769	(4,828)

Net income (loss) before income taxes	75,720	(3,384)
Income tax expense	82	8

Net income (loss)	$75,638	$(3,392)

Calculation of common unitholders’ interest in net income (loss) (Note A):
Net income (loss)	$75,638	$(3,392)
Less:
General partner’s interest in net income (loss)	1,510	(68)
Subordinated unitholders interest in net income (loss)	30,002	(1,347)

Net income (loss) available to common unitholders	$44,126	$(1,977)

Weighted average number of common units outstanding — basic and diluted	19,166	19,166
Weighted average number of subordinated units outstanding – basic and diluted	13,066	13,066

Common and subordinated unitholders’ basic and diluted net income (loss) per unit	$2.30	$(0.10)
Cash distributions declared per common and subordinated unit	$0.45	$0.63
Note A: The Partnership has adopted Emerging Issues Task Force 07-4, “Application of the Two-Class Method under FASB Statement No. 128 to Master Limited Partnerships” and applied it retrospectively to the period ended March 31, 2008 for the calculation of common unit holders’ interest in net income (loss) and its basic and diluted net income (loss) per unit, therefore the March 31, 2008 amounts differ from what was previously reported.

CALUMET SPECIALTY PRODUCTS PARTNERS, L.P.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	March 31, 2009	December 31, 2008
	Unaudited
ASSETS
Current assets:
Cash	$28	$48
Accounts receivable, net	102,318	109,556
Inventories	148,976	118,524
Derivative assets	86,793	71,199
Prepaid expenses and other current assets	1,140	5,824

Total current assets	339,255	305,151
Property, plant and equipment, net	652,247	659,684
Goodwill	48,335	48,335
Other intangible assets, net	46,649	49,502
Other noncurrent assets, net	16,496	18,390

Total assets	$1,102,982	$1,081,062

LIABILITIES AND PARTNERS’ CAPITAL
Current liabilities:
Accounts payable	$68,674	$87,460
Accounts payable — related party	27,966	6,395
Other current liabilities	23,046	23,360
Current portion of long-term debt	4,778	4,811
Derivative liabilities	5,837	15,827

Total current liabilities	130,301	137,853
Pension and postretirement benefit obligations	9,938	9,717
Long-term debt, less current portion	450,050	460,280

Total liabilities	590,289	607,850
Partners’ capital:
Partners’ capital	478,416	417,646
Accumulated other comprehensive income	34,277	55,566

Total partners’ capital	512,693	473,212

Total liabilities and partners’ capital	$1,102,982	$1,081,062

CALUMET SPECIALTY PRODUCTS PARTNERS, L.P.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	For the Three Months Ended
	March 31,
	2009	2008
Operating activities
Net income (loss)	$75,638	$(3,392)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	16,135	11,350
Amortization of turnaround costs	1,597	330
Provision for doubtful accounts	240	400
Non-cash debt extinguishment costs	—	526
Unrealized gain on derivative instruments	(39,739)	(3,570)
Other non-cash activities	106	114
Changes in assets and liabilities:
Accounts receivable	6,998	(16,745)
Inventories	(30,452)	24,494
Prepaid expenses and other current assets	684	6,237
Derivative activity	(7,228)	5,961
Deposits	4,000	—
Other assets	(76)	1,372
Accounts payable	2,785	32,910
Other current liabilities	1,630	2,059
Pension and postretirement benefit obligations	315	383

Net cash provided by operating activities	32,633	62,429
Investing activities
Additions to property, plant and equipment	(4,945)	(90,274)
Acquisition of Penreco, net of cash acquired	—	(268,969)

Net cash used in investing activities	(4,945)	(359,243)
Financing activities
Repayments of borrowings, net — revolving credit facility	(9,569)	(6,958)
Repayment of borrowings — prior term loan credit facility	—	(30,099)
Proceeds from (Repayments of) borrowings, net — existing term loan credit facility	(963)	366,637
Debt issuance costs	—	(10,996)
Payments on capital lease obligation	(309)	—
Change in bank overdraft	(1,944)	98
Common units repurchased for phantom unit grants	(105)	(115)
Distributions to partners	(14,818)	(21,738)

Net cash provided by (used in) financing activities	(27,708)	296,829

Net increase (decrease) in cash and cash equivalents	(20)	15
Cash and cash equivalents at beginning of period	48	35

Cash and cash equivalents at end of period	$28	$50

Supplemental disclosure of cash flow information
Interest paid	$7,917	$5,666

Income taxes paid	$—	$7

CALUMET SPECIALTY PRODUCTS PARTNERS, L.P.
RECONCILIATION OF NET INCOME (LOSS) TO EBITDA, ADJUSTED EBITDA, AND DISTRIBUTABLE CASH FLOW
(In thousands)

	Three Months Ended
	March 31,
	2009	2008
	Unaudited	Unaudited
Reconciliation of Net Income (Loss) to EBITDA, Adjusted EBITDA and Distributable Cash Flow:
Net income (loss)	$75,638	$(3,392)
Add:
Interest expense and debt extinguishment costs	8,644	5,692
Depreciation and amortization	15,289	9,928
Income tax expense	82	8

EBITDA	$99,653	$12,236

Add:
Unrealized (gain) loss from mark to market accounting for hedging activities	$(46,404)	$475
Prepaid non-recurring expenses and accrued non-recurring expenses, net of cash outlays	(3,146)	2,196

Adjusted EBITDA	$50,103	$14,907

Less:
Replacement capital expenditures (1)	(3,016)	(1,487)
Cash interest paid (2)	(8,153)	(224)
Income tax expense	(82)	(8)

Distributable cash flow	$38,852	$13,188

(1)	Replacement capital expenditures are defined as those capital expenditures which do not increase operating capacity or sales from existing levels.

(2)	Represents cash interest paid by the Partnership, excluding capitalized interest.

CALUMET SPECIALTY PRODUCTS PARTNERS, L.P.
RECONCILIATION OF ADJUSTED EBITDA AND EBITDA TO NET CASH PROVIDED BY OPERATING ACTIVITIES
(In thousands)

	Three Months Ended
	March 31,
	2009	2008
	Unaudited	Unaudited
Reconciliation of Adjusted EBITDA and EBITDA to net cash provided by operating activities:
Adjusted EBITDA	$50,103	$14,907
Add:
Unrealized gain (loss) from mark to market accounting for hedging activities	46,404	(475)
Prepaid non-recurring expenses and accrued non-recurring expenses, net of cash outlays	3,146	(2,196)

EBITDA	$99,653	$12,236

Add:
Interest expense and debt extinguishment costs, net	(7,743)	(4,239)
Unrealized (gain) loss on derivative instruments	(39,739)	(3,570)
Income tax expense	(82)	(8)
Provision for doubtful accounts	240	400
Non-cash debt extinguishment costs	—	526
Changes in assets and liabilities:
Accounts receivable	6,998	(16,745)
Inventory	(30,452)	24,494
Other current assets	4,684	6,236
Derivative activity	(7,228)	5,961
Accounts payable	2,785	32,910
Other current liabilities	1,630	2,058
Other, including changes in noncurrent assets and liabilities	1,887	2,170

Net cash provided by operating activities	$32,633	$62,429

CALUMET SPECIALTY PRODUCTS PARTNERS, L.P.
UPDATE ON EXISTING COMMODITY DERIVATIVE INSTRUMENTS
March 31, 2009
Fuel Products Segment
The following tables provide information about our derivative instruments related to our fuel products segment as of March 31, 2009:

	Barrels
Crude Oil Swap Contracts by Expiration Dates	Purchased	BPD	($/Bbl)
Second Quarter 2009	2,047,500	22,500	$66.26
Third Quarter 2009	2,070,000	22,500	66.26
Fourth Quarter 2009	2,070,000	22,500	66.26
Calendar Year 2010	7,300,000	20,000	67.29
Calendar Year 2011	3,009,000	8,244	76.98

Totals	16,496,500
Average price			$68.67

Diesel Swap Contracts by Expiration Dates	Barrels Sold	BPD	($/Bbl)
Second Quarter 2009	1,183,000	13,000	$80.51
Third Quarter 2009	1,196,000	13,000	80.51
Fourth Quarter 2009	1,196,000	13,000	80.51
Calendar Year 2010	4,745,000	13,000	80.41
Calendar Year 2011	2,371,000	6,496	90.58

Totals	10,691,000
Average price			$82.70

Gasoline Swap Contracts by Expiration Dates	Barrels Sold	BPD	($/Bbl)
Second Quarter 2009	864,500	9,500	$73.83
Third Quarter 2009	874,000	9,500	73.83
Fourth Quarter 2009	874,000	9,500	73.83
Calendar Year 2010	2,555,000	7,000	75.28
Calendar Year 2011	638,000	1,748	83.42

Totals	5,805,500
Average price			$75.52
     The following table provides a summary of these derivatives and implied crack spreads for the crude oil, diesel and gasoline swaps disclosed above, all of which are designated as hedges.

	Barrels		Implied Crack
Swap Contracts by Expiration Dates	Purchased	BPD	Spread ($/Bbl)
Second Quarter 2009	2,047,500	22,500	$11.43
Third Quarter 2009	2,070,000	22,500	11.43
Fourth Quarter 2009	2,070,000	22,500	11.43
Calendar Year 2010	7,300,000	20,000	11.32
Calendar Year 2011	3,009,000	8,244	11.99

Totals	16,496,500
Average price			$11.48
     At March 31, 2009, the Company had the following derivatives related to crude oil sales and gasoline purchases in its fuel products segment, none of which are designated as hedges. As a result of these derivatives not being designated as hedges, the Company recognized a gain of $7.5 million in unrealized gain on derivative instruments in the unaudited condensed consolidated statements of operations for the three months ended March 31, 2009.

Crude Oil Swap Contracts by Expiration Dates	Barrels Sold	BPD	($/Bbl)
Second Quarter 2009	455,000	5,000	$62.66
Third Quarter 2009	460,000	5,000	62.66
Fourth Quarter 2009	460,000	5,000	62.66
Calendar Year 2010	547,500	1,500	58.25

Totals	1,922,500
Average price			$61.40

	Barrels
Gasoline Swap Contracts by Expiration Dates	Purchased	BPD	($/Bbl)
Second Quarter 2009	455,000	5,000	$60.53
Third Quarter 2009	460,000	5,000	60.53
Fourth Quarter 2009	460,000	5,000	60.53
Calendar Year 2010	547,500	1,500	58.42

Totals	1,922,500
Average price			$59.93
     To summarize at March 31, 2009, the Company had the following crude oil and gasoline derivative instruments not designated as hedges in its fuel products segment. These trades were used to economically lock in a portion of the mark-to-market valuation gain for the above crack spread trades.

	Barrels		Implied Crack
Swap Contracts by Expiration Dates	Purchased	BPD	Spread ($/Bbl)
Second Quarter 2009	455,000	5,000	(2.13)
Third Quarter 2009	460,000	5,000	(2.13)
Fourth Quarter 2009	460,000	5,000	(2.13)
Calendar 2010	547,500	1,500	0.17

Totals	1,922,500
Average price			$(1.47)
     The above derivative instruments to purchase the crack spread have effectively locked in a gain of $9.70 per barrel on approximately 1.4 million barrels, or $13.3 million, to be recognized in 2009 and a gain of $7.82 per barrel on approximately 0.5 million barrels, or $4.3 million, to be recognized in 2010.
     At March 31, 2009, the Company had the following put options related to jet fuel crack spreads in its fuel products segment, none of which are designated as hedges. As a result of these derivatives not being designated as hedges, the Company recognized $0.2 million of loss in unrealized gain on derivative instruments in the unaudited condensed consolidated statements of operations for the three months ended March 31, 2009.

			Average	Average
			Sold Put	Bought Put
Jet Fuel Put/Option Crack Spread Contracts by Expiration Dates	Barrels	BPD	($/Bbl)	($/Bbl)
January 2011	216,500	6,984	$4.00	$6.00
February 2011	197,000	7,036	4.00	6.00
March 2011	216,500	6,984	4.00	6.00

Totals	630,000
Average price			$4.00	$6.00
Specialty Products Segment
     As a result of our specialty products crude oil hedging activity, we recorded a loss of $14.3 million to realized loss on derivative instruments of which $12.3 million was recorded to unrealized in the prior period, for a net impact of $2.0 million loss in the unaudited condensed consolidated statements of operations for the three months ended March 31, 2009. At March 31, 2009, the Company had the following crude oil derivative instruments related to crude oil purchases in its specialty products segment, none of which are designated as hedges. As a result of these derivatives not being designated as hedges, the Company recognized $0.2 million of losses in unrealized gain on derivative instruments in the unaudited condensed consolidated statements of operations for the three months ended March 31, 2009.

			Average	Average	Average	Average
			Bought Put	Sold Put	Bought Call	Sold Call
Crude Oil Put/Call Spread Contracts by Expiration Dates	Barrels	BPD	($/Bbl)	($/Bbl)	($/Bbl)	($/Bbl)
April 2009	105,000	3,500	$33.49	$43.49	$53.49	$63.49
May 2009	93,000	3,000	34.55	44.55	54.55	64.55
June 2009	30,000	1,000	34.50	44.50	54.50	64.50

Totals	228,000
Average price			$34.06	$44.06	$54.06	$64.06

			Average	Average	Average
			Bought Put	Bought Swap	Sold Call
Crude Oil Put/Swap/Call Contracts by Expiration Dates	Barrels	BPD	($/Bbl)	($/Bbl)	($/Bbl)
April 2009	60,000	2,000	$41.33	$53.55	$63.55
May 2009	62,000	2,000	45.53	55.30	64.50
June 2009	90,000	3,000	43.47	53.42	62.83

Totals	212,000
Average price			$43.46	$54.01	$63.52